Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 11/19/2025 11:47 AM
Original ID: 2013-000651384
Amendment ID: 2025-006186137

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

International Land Alliance, Inc.

2. Article number(s) IV is amended as follows:
See checklist below for article number information.

The corporation will have the authority to issue 250,000,000 shares of Common Stock, par value $0.001 per share, and 2,010,000 shares of Preferred Stock, par value $0.001 per share, of which 200,000 are designated as Series A Convertible Preferred Stock (previously named Special Preferred Stock), 1,000 are designated as Series B Convertible Preferred Stock, 15,000 are designated as Series C Convertible Preferred Stock, and 20,000 are designated as Series D Convertible Preferred Stock. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
See attached Amended and Restated Certificates of Designations, Preferences and Rights of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 10/17/2025
(Date – mm/dd/yyyy)

Received
NOV - 3 2025
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** 10/17/2025
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Jason Sunstein
Contact Person: Jason Sunstein

Title: Chief Financial Officer
Daytime Phone Number: 858-692-2677

Email: jason@ila.company

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
☐ **Processing time is up to 15 business days** following the date of receipt in our office.
☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
INTERNATIONAL LAND ALLIANCE, INC.

The undersigned, Jason Sunstein, the Chief Financial Officer of International Land Alliance, Inc. (the "**Corporation**" or the "**Company**"), a Wyoming corporation, hereby does certify:

WHEREAS, in accordance with the provisions of the Wyoming Business Corporation Act and pursuant to the authority under Article Four of the Articles of Incorporation of the Corporation, as amended (the "**Articles of Incorporation**"), the Board of Directors of the Corporation is authorized to issue from time to time up to 2,010,000 shares of the Corporation's Preferred Stock, par value $0.001 per share ("**Preferred Stock**"), in one or more series;

WHEREAS, the Board of Directors previously adopted a resolution authorizing the creation and issuance of a series of 28,000 shares of Preferred Stock designated as the "Special Preferred Stock" and the Certificate of Designations for the Special Preferred Stock was filed with the Secretary of State of the State of Wyoming on June 29, 2017;

WHEREAS, on March 27, 2024, the Board of Directors approved and adopted the following resolution (this "**Certificate of Designations**" or this "**Certificate**") for purposes of amending certain provisions of the Special Preferred Stock to rename it as Series A Convertible Preferred Stock ("**Series A Preferred Stock**"), increasing the voting rights to and increasing the number of authorized shares of Series A Preferred Stock to 200,000.

RESOLVED, that the Board of Directors designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Face Value. Each share of Series A Preferred Stock has a face value of $100 per share.
2. Dividends. Series A Preferred Stock shall not be eligible to receive any dividend or distribution of any kind or character.
3. Voting Rights. Series A Preferred Stock shall have 50 votes per share.
4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series A Preferred Stock shall have preferential rights over common stock.
5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights. Each share of Series A Preferred Stock can be converted into 1 share of common stock.
6. Optional redemption.
    a. The Company shall have the right to redeem any or all of the outstanding shares of Series A Preferred Stock at a per share redemption price equal to $100.00.
    b. No sinking fund shall be established for the Series A Preferred Stock.
    c. The holder of any shares of Series A Preferred Stock that are redeemed shall not be entitled to receive payment of the redemption price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Series A Preferred Stock, and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Series A

Received
NOV 3 2025
Secretary of State
Wyoming

Preferred Stock to the Company free of any adverse interest.

d. At the close of business on the date any shares of Series A Preferred Stock are to be redeemed, such shares shall (provided the redemption price of such shares as been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the Company in such share shall be extinguished on such date for such shares except for the right to receive the redemption price, without interest, for such shares in accordance with the provisions of this section 6 subject to applicable escheat laws.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of International Land Alliance, Inc. to be signed by its Chief Financial Officer on this October 1, 2025.

INTERNATIONAL LAND ALLIANCE, INC.

By: /s/ Jason Sunstein
Jason Sunstein, Chief Financial Officer

[*Signature Page of Certificate of Designation (Series A Preferred)*]

EXHIBIT I

INTERNATIONAL LAND ALLIANCE , INC.
CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of International Land Alliance, Inc. (the "**Certificate of Designations**"). In accordance with and pursuant to the Amended and Restated Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the "**Series A**"), of International Land Alliance, Inc., a Wyoming corporation (the "**Corporation**"), indicated below into shares of common stock, $0.001 par value per share (the "**Common Stock**"), of the Corporation, as of the date specified below.

Date of Conversion: ______________________________

Aggregate number of Series A to be converted ______________________________

Aggregate Stated Value of such Series A to be converted: ______________________________

Aggregate accrued and unpaid dividends and accrued with respect to such Series A and such aggregate dividends to be converted: ______________________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: ______________________________

Please confirm the following information:

Conversion Price: ______________________________

Number of shares of Common Stock to be issued: ______________________________

Please issue the Common Stock into which the applicable Series A are being converted to Holder, or for its benefit, as follows:

Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ______________________________

____

____

____

Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ____

____

____

Date: _______________,

____
Name of Registered Holder

By: ____________________
Name:
Title:

Tax ID:____________________
Facsimile:__________________
E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs ______________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ____________, 20__ from the Corporation and acknowledged and agreed to by ______________________.

INTERNATIONAL LAND ALLIANCE, INC.

By: ______________________________
Name:
Title:

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
INTERNATIONAL LAND ALLIANCE, INC.

The undersigned, Jason Sunstein, the Chief Financial Officer of International Land Alliance, Inc. (the "**Corporation**" or the "**Company**"), a Wyoming corporation, hereby does certify:

WHEREAS, in accordance with the provisions of the Wyoming Business Corporation Act and pursuant to the authority under Article Four of the Articles of Incorporation of the Corporation, as amended (the "**Articles of Incorporation**"), the Board of Directors of the Corporation is authorized to issue from time to time up to 2,010,000 shares of the Corporation's Preferred Stock, par value $0.001 per share ("**Preferred Stock**"), in one or more series;

WHEREAS, the Board of Directors previously adopted a resolution authorizing the creation and issuance of a series of 10,000 shares of Preferred Stock designated as the "Series C Convertible Preferred Stock" (the "**Series C Preferred Stock**") and the Certificate of Designations for the Series C Preferred Stock was filed with the Secretary of State of the State of Wyoming on June 2, 2023;

WHEREAS, there are currently no shares of Series C Preferred Stock outstanding;

WHEREAS, on October 1, 2025, the Board of Directors approved and adopted the following resolution (this "**Certificate of Designations**" or this "**Certificate**") for purposes of amending certain provisions of the Series C Preferred Stock and increasing the number of authorized shares of Series C Preferred Stock to 15,000.

RESOLVED, that the Board of Directors designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1. <u>Certain Defined Terms</u>. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) "**1934 Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) "**Additional Amount**" means, as of the applicable date of determination, with respect to each share of Series C, all unpaid dividends, whether declared or not, on such share of Series C.

(c) "**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) **"Business Day"** means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(e) **"Buy-In Price"** shall have the meaning given to it in Section 5 hereto.

(f) **"Certificate of Designations"** means this Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Corporation.

(g) **"Closing Sale Price"** means, for any security as of any date, the last closing price for such security on the Principal Market, as reported by NASDAQ or the OTCQB, or, (2) if no such closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices.

(h) **"Common Stock"** means (i) the Corporation's shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(i) **"Common Stock Equivalents"** means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(j) **"Conversion Amount"** shall have the meaning given to it in Section 5 hereto.

(k) **"Conversion Date"** shall have the meaning given to it in Section 5 hereto.

(l) **"Conversion Failure"** shall have the meaning given to it in Section 5 hereto.

(m) **"Conversion Notice"** shall have the meaning given to it in Section 5 hereto.

(n) **"Conversion Price"** shall have the meaning given to it in Section 5 hereto.

(o) **"Conversion Rate"** shall have the meaning given to it in Section 5 hereto.

(p) **"Convertible Securities"** means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(q) **"Corporate Event"** shall have the meaning given to it in Section 6 hereto.

(r) **"Corporation"** shall have the meaning given to it in the preamble hereto.

(s) **"Dispute Submission Deadline"** shall have the meaning given to it in Section 21 hereto.

(t) **"Distributions"** shall have the meaning given to it in Section 13 hereto.

(u) **"DTC"** shall have the meaning given to it in Section 5 hereto.

(v) **"Excess Shares"** shall have the meaning given to it in Section 5 hereto.

(w) **"Exempted Indebtedness"** shall mean Indebtedness resulting in net proceeds to the Company of less than $1,000,000.00

(x) **"Exempt Issuance"** means the issuance of (a) shares of Common Stock, restricted stock units or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise, exchange of or conversion of any Securities issued hereunder, (c) other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as "restricted securities" (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (e) restricted stock units, restricted stock and options to consultants of the Company provided, however, any such issuances to consultants shall not exceed, in the aggregate, shares of underlying Common Stock valued at $500,000, (f) securities issued in an aggregate dollar amount not to exceed $2,000,000, (g) Securities pursuant to the Transaction Documents, and (h) securities in the Qualified Offering.

(y) **"Fundamental Transaction"** shall have the meaning given to it in Section 6.

(z) **"Holder"** or **"Holders"** means a holder of Series C.

(aa) **"Indebtedness"** means (i) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company's consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

(bb) **"Initial Issuance Date"** means the date the first share of Series C is issued to any Holder hereof.

(cc) **"Junior Stock"** shall have the meaning given to it in Section 3 hereto.

(dd) **"Liquidation Event"** means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation

or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(ee) **"Liquidation Funds"** shall have the meaning given to it in Section 12 hereto.

(ff) **"Maximum Percentage"** shall have the meaning given to it in Section 5 hereto.

(gg) **"Options"** means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(hh) **"Parity Stock"** shall have the meaning given to it in Section 3 hereto.

(ii) **"Person"** means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(jj) **"Principal Market"** means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(kk) **"Purchase Rights"** shall have the meaning given to it in Section 6 hereto.

(ll) **"Qualified Offering"** shall mean an offering of Common Stock (or units consisting of Common Stock and warrants to purchase Common Stock) resulting in the listing for trading of the Common Stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(mm) **"Register"** shall have the meaning given to it in Section 5 hereto.

(nn) **"Registered Series C"** shall have the meaning given to it in Section 5 hereto.

(oo) **"Reported Outstanding Share Number"** shall have the meaning given to it in Section 5 hereto.

(pp) **"Required Dispute Documentation"** shall have the meaning given to it in Section 21 hereto.

(qq) **"SEC"** means the Securities and Exchange Commission or the successor thereto.

(rr) **"Securities Purchase Agreement"** means that certain Securities Purchase Agreement by and among the Corporation and the holders of Series C, effective as of the Initial Issuance Date, as may be amended from time in accordance with the terms thereof.

(ss) **"Senior Preferred Stock"** shall have the meaning given to it in Section 3 hereto.

(tt) **"Series C"** shall have the meaning given to it in Section 2 hereto.

(uu) **"Series C Certificates"** shall have the meaning given to it in Section 5 hereto.

(vv) **"Share Delivery Deadline"** shall have the meaning given to it in Section 5 hereto.

(ww) **"Stated Value"** shall mean $100 per share of Series C, subject to adjustment for

stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series C.

(xx) "**Subsidiary**" when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

(yy) "**Trading Day**" means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(zz) "**Transaction Documents**" means the Securities Purchase Agreement, this Certificate of Designations, and each of the other agreements and instruments entered into or delivered by the Corporation in connection with the transactions contemplated by the Securities Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

(aaa) "**Transfer Agent**" means Globex Transfer, LLC.

(bbb) "**WBCA**" means Wyoming Business Corporation Act.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as "Series C Convertible Preferred Stock" (the "**Series C**"). The authorized number of Series C shall be Fifteen Thousand (15,000) shares. Each share of Series C shall have a par value of $0.001.

3. Ranking. Until such time as the Holders of at least a majority of the outstanding Series C (the "**Majority**"), expressly consent to the creation of a series of capital stock in parity with the Series C ("**Parity Stock**") or Senior Preferred Stock (each as defined below) in accordance with Section 14, the Series C shall rank senior with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation and all other shares of capital stock of the Corporation, including all other outstanding shares of preferred stock as of the filing date of this Certificate of Designation. The Company shall be permitted to issue capital stock, including preferred stock, that is junior in rank to all Series C with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as "**Junior Stock**"). The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the Series C. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Majority, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the "**Senior Preferred Stock**"), or (ii) Parity Stock. Except as provided for herein, in the event of the merger or consolidation of the Corporation into another corporation, the Series C shall maintain their relative rights, powers, designations, privileges and preferences provided

for herein for a period of at least two years following such merger or consolidation.

4. Dividends; Redemptions.

(a) Accrual and Payment of Dividends. From the Initial Issuance Date, (i) cumulative cash dividends on each share of Series C shall be paid to the Holders on a quarterly basis (with dividends for any partial quarter being paid on a pro-rata basis), at the rate of twelve percent (12%) per annum on the Stated Value, plus the Additional Amount thereon, and (ii) subject to the provisions of Section 5(d), dividends in the form of shares of Common Stock on each share of Series C shall be delivered to the Holders (the "**Stock Dividends**"), on a quarterly basis, at a rate of eight percent (8%) per annum on the Stated Value (the "**Stock Dividend Accrued Amount**"). Dividends shall be paid within 15 days after the end of each fiscal quarter ("**Dividend Payment Date**"). The amount of shares of Common Stock issuable in respect of each share of Series C for each Stock Dividend shall be determined by dividing the Stock Dividend Accrued Amount for such share of Series C for the applicable quarter by the average of the Closing Sale Price over the final ten (10) consecutive trading days of the applicable fiscal quarter.

(b) Participating Dividends. Each Holder of Series C shall be entitled to receive dividends or distributions on each share of Series C on an "as converted" into Common Stock basis as provided in Section 4 hereof when and if dividends are declared on the Common Stock by the Board of Directors.

(c) Redemption at Twenty-Four (24) Months. The Company shall redeem each outstanding share of Series C, on the date that is twenty-four (24) months from the date of the issuance of such share for a price per share payable in cash to the holder thereof equal to 110% of the Stated Value, plus the Additional Amount thereon.

(d) Mandatory Partial Redemptions. Each Holder shall have the right to redeem its shares of Series C for a price per share payable in cash to the Holder thereof equal to 110% of the Stated Value, plus the Additional Amount thereon, with 25% of the proceeds of the following transactions:

(i) asset sales and down payments on asset sales of entire portfolio;

(ii) net proceeds on full payments or deposits for construction on entire portfolio;

(iii) the incurrence of Indebtedness, other than Exempted Indebtedness;

(iv) the sale of equity securities of the Company, other than in an Exempt Issuance.

5. Conversion. At any time after the Initial Issuance Date, each share of Series C shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 5.

(a) Holder's Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series C, including any Additional Amount, held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 5(c) at the Conversion Rate (**"Optional Conversion"**). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in its sole discretion, round such fraction of a share of Common Stock up to the nearest whole share or pay to the Holder a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such conversion shares upon conversion in a name other than that of the Holder of such shares of Series C and the Corporation shall not be required to issue or deliver such conversion shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. Notwithstanding the foregoing, upon the consummation of a Qualified Offering, each Holder then holding shares of Series C shall be entitled to convert such shares into shares of Common Stock (or units of Common Stock and warrants to purchase Common Stock, if units are offered to the public in the Qualified Offering (**"Qualified Offering Units"**)), including any Additional Amount, at the Conversion Price (as defined below); provided that such conversion shall occur within ten (10) Trading Days of such Qualified Offering (**"Special Conversion"**). If a Holder shall be entitled to receive Qualified Offering Units in respect of a conversion, the warrants issuable for every share of Common Stock issued in of such conversion shall be equal to the proportion of warrants to shares of Common Stock issued in connection with the Qualified Offering.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share of Series C pursuant to Section 5(a) (each such date, a **"Conversion Date"**) shall be determined by dividing (x) the Conversion Amount of such share of Series C by (y) the Conversion Price (the **"Conversion Rate"**);

(i) **"Conversion Amount"** means, with respect to each share of Series C, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) the Additional Amount thereon; and

(ii) **"Conversion Price"** means, (A) with respect to an Optional Conversion, for each share of Series C as of the Conversion Date, eighty percent (80%) of the average of the Closing Sale Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the effective date of the Conversion Notice, and (B) with respect to a Special Conversion, for each share of Series C as of the Conversion Date, eighty percent (80%) of the average of the Closing Sale Price of the Common Stock that is being offered in the Qualified Offering for the ten (10) consecutive Trading Days immediately preceding, but not including, the effective date of the Conversion Notice.

(c) Mechanics of Conversion. The conversion of each share of Series C shall be

conducted in the following manner:

(i) Optional Conversion. To convert a share of Series C into shares of Common Stock, a Holder shall deliver, via electronic mail or otherwise, for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series C subject to such conversion in the form attached hereto as **Exhibit I** (the "**Conversion Notice**") to the Corporation. If required by Section 5(c)(iii), within three (3) Trading Days following a conversion of any such Series C as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series C (the "**Series C Certificates**") so converted as aforesaid (or an indemnification undertaking with respect to the Series C in the case of its loss, theft or destruction as contemplated by Section 16). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as **Exhibit II**, of receipt of such Conversion Notice to such Holder and the Corporation's Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, or regulation, including the rules of the Principal Market or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the "**Share Delivery Deadline**"), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation's ("**DTC**") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series C represented by the Series C Certificate(s) submitted for conversion pursuant to Section 5(c)(i) is greater than the number of Series C being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Series C Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series C Certificate (in accordance with Section 16(d)) representing the number of Series C not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Corporation's Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation's share register or to credit such Holder's or its designee's balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of any Conversion Amount (as the case may be) (a "**Conversion Failure**"), then such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Series C that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 5(c)(ii) or otherwise. In addition to the

foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Corporation shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation's share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder's designee with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's exercise hereunder or pursuant to the Corporation's obligation pursuant to clause (II) below and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so is entitled to receive from the Corporation, then, in addition to all other remedies available to such Holder, the Corporation shall, within two (2)Trading Days after receipt of such Holder's request and in such Holder's discretion, either: (I) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including by any other Person in respect, or on behalf, of such Holder) (the "**Buy-In Price**"), at which point the Corporation's obligation to so issue and deliver such certificate or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock to which such Holder is entitled multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

(iii) Registration; Book-Entry. The Corporation shall maintain a register (the "**Register**") for the recordation of the names and addresses of the Holders of each share of Series C and the Stated Value of the Series C (the "**Registered Series C**"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series C shall treat each Person whose name is recorded in the Register as the owner of a share of Series C for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series C may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series C by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series C in the same aggregate Stated Value as the Stated Value of the surrendered Series C to the designated assignee or transferee pursuant to Section 17, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Series C shares within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section, following conversion of any Series C in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series C to the Corporation unless (A) the full or remaining number of Series C shares represented by the applicable Series C Certificate are being converted (in which event such certificate(s) shall

be delivered to the Corporation as contemplated by this Section 5(c)(iii)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series C upon physical surrender of the applicable Series C Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series C Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C, the number of Series C represented by such certificate may be less than the number of Series C stated on the face thereof. Each Series C Certificate shall bear the following legend:

> ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF

(iv) Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series C submitted for conversion, the Corporation shall convert from each Holder electing to have Series C converted on such date a pro rata amount of such Holder's Series C submitted for conversion on such date based on the number of Series C submitted for conversion on such date by such Holder relative to the aggregate number of Series C submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series C, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(d) Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series C held by a Holder, and such Holder shall not have the right to convert any of the Series C held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with such Holder's Affiliates) would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock

beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series C with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series C beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any Convertible Securities and Options) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(d). For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series C without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the "**Reported Outstanding Share Number**"). Notwithstanding the preceding, the Holder may rely on the Transfer Agent's records if the Reported Outstanding Share Number is different than what the Corporation reports. If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 5(d), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series C, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series C results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder's beneficial ownership exceeds the Maximum Percentage (the "**Excess Shares**") shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such shares of Common Stock to the same extent as if there had been no such limitation. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series C pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 5(d) shall be of no further force or effect if the Holder participates in a subsequent transaction with the Corporation which results in the Holder beneficially owning in excess of 4.99% of the number of shares of the

Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 5(d) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The limitations contained in this Section 5(d) shall apply to a successor holder of Series C.

6. Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 7 and 8 below, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the "**Purchase Rights**"), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series C (without taking into account any limitations or restrictions on the convertibility of the Series C) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder's right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage), at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "**Corporate Event**"), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series C held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series C contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series C held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series C contained in this Certificate of Designations. "**Fundamental Transaction**" means the occurrence of the

Corporation (i) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidating or merging with or into (if the Corporation is the surviving corporation) another Person, (B) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of the Corporation or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, (C) making, or allowing one or more Persons to make, or allowing the Corporation to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or affiliated with any Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, (D) consummating a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or affiliated with any Persons making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock other than a stock split.

7. Price Protection. Except for any Exempt Issuance, in the event the Corporation issues or sells any securities including Options or Convertible Securities (or amends any outstanding securities of the Company), at an effective price of, or with an exercise or conversion price of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or the exercise or conversion price of the securities issued or sold.

8. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time on or after the Initial Issuance Date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

9. Participation in Future Financing.

(a) Until the date that is three (3) years after the date from which none of the Holders hold any of the Series C, upon any issuance by the Corporation of Common Stock or Common Stock Equivalents for cash consideration or a combination of units hereof in a transaction exempt from registration under the Securities Act (a "**Subsequent Financing**"), the Holders of the outstanding Series C shall have the right to participate in an amount equal to an aggregate of 30%

of the Subsequent Financing (the "**Participation Maximum**") on the same terms, conditions and price provided for in the Subsequent Financing. At least twenty-four hours prior to the expected announcement or closing of the Subsequent Financing (whichever is first), the Corporation shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing ("**Pre-Notice**"). Within eight hours of a Holder's receipt of a Pre-Notice, if a Holder desires to receive additional information in respect of the Subsequent Financing such Holder shall request an additional notice from the Company, which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Financing is proposed to be effected (such additional notice, a "**Subsequent Financing Notice**"). If the Holder desires to participate in such Subsequent Financing it must provide written notice to the Company within eight hours of the time the Subsequent Financing Notice is delivered to such Holder (the "**Notice Termination Time**") that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder's participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice, holds a number of shares of Common Stock acquired pursuant to this Agreement equal to or greater than the number proposed to be purchased in the Subsequent Financing, and will not as a result of such purchase beneficially own more than 9.99% of shares of Common Stock, either individually or as part of a Group as defined in Section 13(d) of the Exchange Act. If the Company receives no such notice from a Holder as of such Notice Termination Time, such Holder shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing. Notwithstanding the foregoing, a "Subsequent Financing" shall not include any greenshoe financing in connection with the offering of the Series C preferred shares.

(b) If by the Notice Termination time, the Corporation receives responses to a Subsequent Financing Notice from Holders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Holder shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. "**Pro Rata Portion**" means the ratio of (x) the amount of Series C issued on the Initial Issuance Date to the Holder participating under this Section 9 and (y) the sum of the aggregate amount of Series C issued on the Initial Issuance Date to all Holders participating under this Section 9.

(c) The Corporation must provide the Holders with a second Subsequent Financing Notice, and the Holders will again have the right of participation set forth above in this Section 9, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 30 Trading Days after the date of the initial Subsequent Financing Notice.

(d) The Corporation and each Holder agree that if any Holder elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the securities held by it or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Holder.

(e) Notwithstanding anything to the contrary in this Section 9 and unless otherwise agreed to by such Holder, the Corporation shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the 10th Business Day following delivery of the Subsequent Financing Notice. If by such 10th Business Day,

no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its Subsidiaries.

(f) Notwithstanding the foregoing, this Section 9 shall not apply in respect of an Exempt Issuance.

10. Non-Circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series C above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C and (c) shall, so long as any Series C are outstanding, and upon the filing of an amendment to the Corporation's Certificate of Incorporation to increase the number of shares of the Corporation's Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Wyoming, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series C then outstanding (without regard to any limitations on conversion contained herein).

11. [Reserved].

12. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "**Liquidation Funds**"), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per share of Series C equal to the greater of (A) the Conversion Amount thereof on the date of such payment or (B) the amount per share such Holder would receive if such Holder converted such Series C into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 12. All the preferential amounts to be paid to the Holders under this Section 12 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 12 applies.

13. Distribution of Assets. In addition to any adjustments pursuant to Section 7 and 8, if the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its

assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the "**Distributions**"), then each Holder, as holders of Series C, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C (without taking into account any limitations or restrictions on the conversion of the Series C) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder's right to participate in any such Distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such rights (and any rights under this Section 13 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

14. Vote To Change the Terms of or Issue Series C. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of a Majority, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series C, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series C; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series C with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (d) pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Series C; (e) issue any Series C other than as provided in Section 2; or (f) without limiting any provision of Section 7 and 8, whether or not prohibited by the terms of the Series C, circumvent a right of the Series C.

15. Transfer of Series C. A Holder may transfer some or all of its Series C without the consent of the Corporation subject to compliance with securities laws.

16. Reissuance of Preferred Certificates.

(a) Transfer. If any Series C are to be transferred, the applicable Holder shall surrender the applicable Series C Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series C Certificate (in accordance with Section 16(d)), registered as such Holder may request, representing the outstanding number of Series C being transferred by such Holder and, if less than the entire outstanding number of Series C is being transferred, a new Series C Certificate (in accordance with Section 16(d)) to such Holder representing the outstanding number of Series C not being transferred. Such Holder and any assignee, by acceptance of the Series C Certificate, acknowledge and agree that, by reason of the provisions of Section 5(c)(i) following conversion of any of the Series C, the outstanding number of Series C represented by the Series C may be less than the number of Series C stated on the face of the Series C Certificate.

(b) Lost, Stolen or Mutilated Series C Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series C Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form without the requirement to post a bond or other security and, in the case of mutilation, upon surrender and cancellation of such Series C Certificate, the Corporation shall execute and deliver to such Holder a new Series C Certificate (in accordance with Section 16(d)) representing the applicable outstanding number of Series C.

(c) Series C Certificate Exchangeable for Different Denominations. Each Series C Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series C Certificate or Series C Certificate(s) (in accordance with Section 16(d)) representing in the aggregate the outstanding number of the Series C in the original Series C Certificate, and each such new certificate will represent such portion of such outstanding number of Series C from the original Series C Certificate as is designated by such Holder at the time of such surrender.

(d) Issuance of New Series C Certificate. Whenever the Corporation is required to issue a new Series C Certificate pursuant to the terms of this Certificate of Designations, such new Series C Certificate (i) shall represent, as indicated on the face of such Series C Certificate, the number of Series C remaining outstanding (or in the case of a new Series C Certificate being issued pursuant to Section 16(a) or Section 16(c), the number of Series C designated by such Holder which, when added to the number of Series C represented by the other new Series C Certificates issued in connection with such issuance, does not exceed the number of Series C remaining outstanding under the original Series C Certificate immediately prior to such issuance of new Series C Certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series C Certificate, which is the same as the issuance date of the original Series C Certificate.

(e) Book Entry. If the Corporation's Transfer Agent issues the Series C in book entry format, all provisions of this Certificate of Designations as to delivery of Series C certificates shall be disregarded, and the Transfer Agent shall make entries in the stock transfer records in connection with conversions and transfers, as appropriate.

17. Remedies, Characterizations, Other Obligations. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation's compliance with the terms and conditions of this Certificate of Designations.

18. Attorneys' Fees.

(a) If (i) any shares of Series C are placed in the hands of an attorney to enforce the

provisions of this Certificate of Designations or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors 'rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys 'fees and disbursements.

(b) In addition to the obligations under Section 18(a), in connection with the removal of restrictive legends from shares of Series C, the Corporation shall pay the reasonable attorney's fees of counsel to any Holder in any amount not to exceed $500 per opinion of counsel. Such payment(s) shall be made within one Trading Day after receipt of a Conversion Notice or other notice from a Holder.

19. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

20. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 20 shall permit any waiver of any provision of Section 17.

21. Dispute Resolution.

(a) In the case of a dispute relating to the Closing Sale Price, a Conversion Price or a fair market value or the arithmetic calculation of a Conversion Rate, (including a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Corporation, within two Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such Closing Sale Price, such Conversion Price or such fair market value, or the arithmetic calculation of such Conversion Rate, at any time after the second Trading Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(b) Such Holder and the Corporation shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 21(a) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (Eastern time) by the fifth Trading Day immediately following the date on which such Holder selected such investment bank (the "**Dispute Submission**

Deadline") (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the "**Required Dispute Documentation**") (it being understood and agreed that if either such Holder or the Corporation fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Corporation and such Holder or otherwise requested by such investment bank, neither the Corporation nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(c) The Corporation and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Corporation and such Holder of such resolution no later than 10 Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Corporation, and such investment bank's resolution of such dispute shall be final and binding upon all parties absent manifest error.

22. Notices. The Corporation shall provide each Holder of Series C with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 5.4 of the Securities Purchase Agreement or in accordance with any other instructions provided by the Holder to the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least 4 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder. All notices shall be by email or recognized overnight delivery service, next Trading Day delivery using the addresses of the Corporation as provided to the Holders and the addresses of any Holder as provided by such Holder to the Corporation. The Corporation and the Holders may change their addresses by notice by the Corporation to all Holders or any Holder to the Corporation.

23. Governing Law; Exclusive Jurisdiction. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Wyoming, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wyoming or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Wyoming. Except as otherwise required by this Certificate of Designations, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an

inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation's obligations to such Holder, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 21. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby.

24. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

25. Amendment. This Certificate of Designations or any provision hereof (other than Section 5(d)) may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of 50.1% of the outstanding shares of Series C at the time of the waiver. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations of Series C Convertible Preferred Stock of International Land Alliance, Inc. to be signed by its Chief Financial Officer on this October 1, 2025.

INTERNATIONAL LAND ALLIANCE, INC.

By: /s/ Jason Sunstein
Jason Sunstein, Chief Financial Officer

[*Signature Page of Certificate of Designation (Series C Preferred)*]

EXHIBIT I

INTERNATIONAL LAND ALLIANCE , INC.
CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of International Land Alliance, Inc. (the "**Certificate of Designations**"). In accordance with and pursuant to the Amended and Restated Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $0.001 par value per share (the "**Series C**"), of International Land Alliance, Inc., a Wyoming corporation (the "**Corporation**"), indicated below into shares of common stock, $0.001 par value per share (the "**Common Stock**"), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Series C to be converted

Aggregate Stated Value of such Series C to be converted:

Aggregate accrued and unpaid dividends and accrued with respect to such Series C and such aggregate dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series C are being converted to Holder, or for its benefit, as follows:

Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

____

____

____

Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC
Participant:
____

____

____

Date: ______________,

____
Name of Registered Holder

By: ____________________
Name:
Title:

Tax ID:____________________
Facsimile:__________________
E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _______________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________, 20__ from the Corporation and acknowledged and agreed to by _____________________.

INTERNATIONAL LAND ALLIANCE, INC.

By: ______________________________
Name:
Title: